UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                         ELITE ARTZ, INC.
       ____________________________________________________
      (Exact name of registrant as specified in its charter)

                 Nevada                            90-0201309
________________________________________   ___________________________________
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

4950 W. Craig Road, Suite 3-235, Las Vegas, NV            89130
______________________________________________        _____________
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:

                           333-121663
                           ___________

Securities to be registered pursuant to Section 12(g) of the Act:

                  Common Stock, $.001 par value
          _____________________________________________
                         (Title of Class)


          INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

Common Stock

      We are authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001. As of the date of this prospectus, there are 3,059,400 shares of common stock issued and outstanding.

      The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

      We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Item 2. Exhibits.

     The following Reports and/or Registration Statements have been filed by the Registrant, and are incorporated herein by reference:

          Form Type                         Filing Date
          ---------                         -----------
          SB-2      (12-27-04)               12-27-04
          SB-2/A1   (04-29-05)               04-29-05
          SB-2/A2   (06-30-05)               06-30-05
          424B(3)   (07-21-05)               07-21-05
          10QSB     (06-30-05)               08-12-05
          10QSB     (09-30-05)               11-08-05
          8-K       (02-01-06)               02-01-06
          10KSB     (12-31-05)               03-27-06
          10QSB     (03-31-06)               05-09-06


                            Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           ELITE ARTZ, INC.

                                           /s/ David M. Oman

Date:  May 23, 2006                    By: DAVID M. OMAN
                                           President